Exhibit 99

Meridian Interstate Bancorp, Inc. Reports Net Income for the First Quarter

Ended March 31, 2013

Contact: Richard J. Gavegnano, Chairman and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (April 23, 2013): Meridian Interstate Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), which also operates under the name Mt. Washington Bank, a Division of East Boston Savings Bank (“Mt. Washington”), announced net income of $3.1 million, or $0.14 per diluted share, for the quarter ended March 31, 2013 compared to $2.2 million, or $0.10 per diluted share, for the quarter ended March 31, 2012. The Company’s return on average assets was 0.53% for the quarter ended March 31, 2013 compared to 0.43% for the quarter ended March 31, 2012. For the quarter ended March 31, 2013, the Company’s return on average equity was 5.20% compared to 3.83% for the quarter ended March 31, 2012.

Richard J. Gavegnano, Chairman and Chief Executive Officer, said, “As we begin to celebrate the 165th anniversary of East Boston Savings Bank, I am pleased to report net income of $3.1 million, or $0.14 per share, for the first quarter of 2013. During the quarter, we grew to $2.4 billion in total assets, reflecting net loan growth of $63 million and net deposit growth of $92 million. As a result of our loan growth over the past year, first quarter net interest income increased $1.8 million, or 11%, to $17.6 million, our seventh consecutive quarter of net interest income growth. We are continuing our efforts to increase market share and franchise value by expanding into lucrative new markets with the opening of our new East Boston Savings Bank branch in Belmont and a new Mt. Washington branch in Allston during the quarter, along with the scheduled opening later this year of a new East Boston Savings Bank branch in Somerville that will become our 27th full service location in the metropolitan Boston area.”

Net interest income increased $1.8 million, or 11.2%, to $17.6 million for the quarter ended March 31, 2013 from $15.9 million for the quarter ended March 31, 2012. The net interest rate spread and net interest margin were 3.17% and 3.33%, respectively, for the quarter ended March 31, 2013 compared to 3.32% and 3.49%, respectively, for the quarter ended March 31, 2012. The increase in net interest income was due primarily to loan growth along with declines in the cost of funds for the quarter ended March 31, 2013 compared to the quarter ended March 31, 2012.

The average balance of the Company’s loan portfolio increased $439.7 million, or 31.6%, to $1.830 billion, which was partially offset by the decline in the yield on loans of 57 basis points to 4.67% for the quarter ended March 31, 2013 compared to the quarter ended March 31, 2012. The Company’s cost of total deposits declined 15 basis points to 0.85%, which was partially offset by the increase in the average balance of total deposits of $271.1 million, or 16.8%, to $1.888 billion for the quarter ended March 31, 2013 compared to the quarter ended March 31, 2012. The Company’s yield on interest-earning assets declined 31 basis points to 4.21% for the quarter ended March 31, 2013 compared to 4.52% for the quarter ended March 31, 2012, while the cost of funds declined 16 basis points to 0.94% for the quarter ended March 31, 2013 compared to 1.10% for the quarter ended March 31, 2012.

The Company’s provision for loan losses was $1.3 million for each of the quarters ended March 31, 2013 and 2012. The provision for loan losses was based on management’s assessment of loan portfolio growth and composition changes, an ongoing evaluation of credit quality and current economic conditions. The allowance for loan losses was $20.9 million or 1.12% of total loans outstanding at March 31, 2013, compared to $20.5 million or 1.13% of total loans outstanding at December 31, 2012. Net loan charge-offs against the allowance for loans losses totaled $880,000 for the quarter ended March 31, 2013, or 0.19% of average loans outstanding, including $621,000 of net charge-offs on construction loans.

Non-performing loans increased $6.6 million, or 16.7%, to $46.2 million, or 2.47% of total loans outstanding, at March 31, 2013, from $39.6 million, or 2.19% of total loans outstanding, at December 31, 2012, primarily due to a net increase of $8.0 million in non-performing construction loans. Non-performing assets increased $6.1 million, or

14.4%, to $48.3 million, or 2.01% of total assets, at March 31, 2013, from $42.2 million, or 1.85% of total assets, at December 31, 2012. Non-performing assets at March 31, 2013 were comprised of $15.8 million of construction loans, $8.1 million of commercial real estate loans, $18.3 million of one- to four-family mortgage loans, $879,000 of multi-family mortgage loans, $2.8 million of home equity loans, and $401,000 of commercial business loans and foreclosed real estate of $2.1 million. Non-performing assets at March 31, 2013 included $17.7 million of assets acquired in the January 2010 Mt. Washington Co-operative Bank merger, comprised of $17.2 million of non-performing loans and $520,000 of foreclosed real estate.

Mr. Gavegnano noted, “The increase in non-performing construction loans resulted from the placement on non-performing loan status of two large construction loan relationships where our involvement dates back prior to 2008. When there are performance changes in relationships such as these, our approach has been to work with the borrowers to maintain the integrity and value of the projects while reducing the Bank’s exposure as much as possible. For one of these relationships, we expect the project to continue with full collection of the loan amounts. The other loan relationship has matured and has been written down accordingly as we work toward resolution.”

Non-interest income increased $468,000, or 12.0%, to $4.4 million for the quarter ended March 31, 2013 from $3.9 million for the quarter ended March 31, 2012, primarily due to an increase of $1.2 million in gain on sales of securities, net, partially offset by decreases of $470,000 in mortgage banking gains, net and $243,000 in equity income from the Hampshire First Bank affiliate that was sold in June 2012.

Non-interest expenses increased $1.0 million, or 6.7%, to $16.3 million for the quarter ended March 31, 2013 from $15.3 million for the quarter ended March 31, 2012, primarily due to increases of $774,000 in salaries and employee benefits, $297,000 in occupancy and equipment, $159,000 in data processing and $132,000 in marketing and advertising, partially offset by decreases of $232,000 in professional services, $77,000 in foreclosed real estate and $71,000 in other non-interest expenses. The increases in salaries and employee benefits and other general and administrative expenses were primarily associated with the opening of new branches and costs associated with the expansion of residential and commercial lending capacity. The Company’s efficiency ratio was 82.64% for the quarter ended March 31, 2013 compared to 81.81% for the quarter ended March 31, 2012.

Mr. Gavegnano added, “Our efficiency ratio increased in the first quarter along with additional employee and occupancy expenses that reflect the ongoing expansion of our franchise. We expect our efficiency ratio to improve as our net interest income continues to grow through utilization of our expanded lending and retail deposit funding capacity.”

The Company recorded a provision for income taxes of $1.4 million for the quarter ended March 31, 2013, reflecting an effective tax rate of 30.8%, compared to $1.1 million, or 32.9%, for the quarter ended March 31, 2012. The change in the effective tax rate was primarily due to changes in the components of pre-tax income.

Total assets increased $121.5 million, or 5.3%, to $2.400 billion at March 31, 2013 from $2.279 billion at December 31, 2012. Net loans increased $62.8 million, or 3.5%, to $1.849 billion at March 31, 2013 from $1.786 billion at December 31, 2012. The net increase in loans for the quarter ended March 31, 2013 was primarily due to increases of $37.7 million in commercial real estate loans, $35.4 million in construction loans and $9.1 million in commercial business loans. Cash and cash equivalents increased $90.2 million, or 96.8%, to $183.4 million at March 31, 2013 from $93.2 million at December 31, 2012. Securities available for sale decreased $26.7 million, or 10.2%, to $236.0 million at March 31, 2013 from $262.8 million at December 31, 2012.

Total deposits increased $92.1 million, or 4.9%, to $1.958 billion at March 31, 2013 from $1.865 billion at December 31, 2012, including net growth in core deposits of $41.3 million, or 3.3%, to $1.279 billion, or 65.3% of total deposits. Total borrowings increased $25.5 million, or 15.8%, to $186.7 million at March 31, 2013 from $161.3 million at December 31, 2012.

Total stockholders’ equity increased $5.2 million, or 2.2%, to $239.1 million at March 31, 2013, from $233.9 million at December 31, 2012. The increase for the quarter ended March 31, 2013 was due primarily to $3.1 million in net income and a $1.7 million increase in accumulated other comprehensive income reflecting an increase in the fair value of available for sale securities, net of tax. Stockholders’ equity to assets was 9.96% at March 31, 2013, compared to 10.27% at December 31, 2012. Book value per share increased to $10.80 at March 31, 2013 from $10.57 at December 31, 2012. Tangible book value per share increased to $10.18 at March 31, 2013 from $9.95 at

December 31, 2012. Market price per share increased $1.97, or 11.7%, to $18.75 at March 31, 2013 from $16.78 at December 31, 2012. At March 31, 2013, the Company and the Bank continued to exceed all regulatory capital requirements.

As of March 31, 2013, the Company had repurchased 199,750 shares of its stock at an average price of $12.93 per share, or 22.1% of the 904,224 shares authorized for repurchase under the Company’s fourth repurchase program as adopted during 2011. The Company has repurchased 1,603,678 shares at an average price of $10.47 per share since December 2008.

Mr. Gavegnano concluded, “East Boston Savings Bank owes its success over the past 165 years to the exceptional loyalty of our customers and the hard work of our bankers, with the value to our stockholders and the communities we serve enhanced as a result. We believe even greater opportunities lie ahead.”

Meridian Interstate Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 26 full service locations in the greater Boston metropolitan area including nine full-service locations in its Mt. Washington Bank Division. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Interstate Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Interstate Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2013	2012
	(Dollars in thousands)
ASSETS
Cash and due from banks	$183,301	$93,129
Federal funds sold	63	63

Total cash and cash equivalents	183,364	93,192

Securities available for sale, at fair value	236,039	262,785
Federal Home Loan Bank stock, at cost	11,907	12,064
Loans held for sale	9,613	14,502

Loans	1,870,071	1,806,843
Less allowance for loan losses	(20,883)	(20,504)

Loans, net	1,849,188	1,786,339

Bank-owned life insurance	36,542	36,251
Foreclosed real estate, net	2,080	2,604
Premises and equipment, net	39,927	38,719
Accrued interest receivable	6,807	6,745
Deferred tax asset, net	8,631	9,710
Goodwill	13,687	13,687
Other assets	2,444	2,173

Total assets	$2,400,229	$2,278,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non interest-bearing	$215,271	$204,079
Interest-bearing	1,742,236	1,661,354

Total deposits	1,957,507	1,865,433

Long-term debt	186,721	161,254
Accrued expenses and other liabilities	16,904	18,141

Total liabilities	2,161,132	2,044,828

Stockholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 23,000,000 shares issued	—	—
Additional paid-in capital	98,531	98,338
Retained earnings	150,027	146,959
Accumulated other comprehensive income	6,569	4,915
Treasury stock, at cost, 660,310 and 660,800 shares at March 31, 2013 and December 31, 2012, respectively	(8,342)	(8,331)
Unearned compensation - ESOP, 610,650 and 621,000 shares at March 31, 2013 and December 31, 2012, respectively	(6,106)	(6,210)
Unearned compensation - restricted shares, 198,285 and 203,345 at March 31, 2013 and December 31, 2012, respectively	(1,582)	(1,728)

Total stockholders’ equity	239,097	233,943

Total liabilities and stockholders’ equity	$2,400,229	$2,278,771

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,
	2013	2012
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$20,794	$17,988
Interest on debt securities	1,209	2,198
Dividends on equity securities	349	361
Interest on certificates of deposit	—	9
Other interest and dividend income	64	81

Total interest and dividend income	22,416	20,637

Interest expense:
Interest on deposits	3,948	4,003
Interest on borrowings	842	783

Total interest expense	4,790	4,786

Net interest income	17,626	15,851
Provision for loan losses	1,260	1,264

Net interest income, after provision for loan losses	16,366	14,587

Non-interest income:
Customer service fees	1,586	1,579
Loan fees	56	62
Mortgage banking gains, net	155	625
Gain on sales of securities, net	2,273	1,083
Income from bank-owned life insurance	291	301
Equity income on investment in affiliate bank	—	243

Total non-interest income	4,361	3,893

Non-interest expenses:
Salaries and employee benefits	10,075	9,301
Occupancy and equipment	2,334	2,037
Data processing	991	832
Marketing and advertising	691	559
Professional services	601	833
Foreclosed real estate	106	183
Deposit insurance	475	431
Other general and administrative	1,019	1,090

Total non-interest expenses	16,292	15,266

Income before income taxes	4,435	3,214
Provision for income taxes	1,367	1,058

Net income	$3,068	$2,156

Earnings per share:
Basic	$0.14	$0.10
Diluted	$0.14	$0.10

Weighted average shares:
Basic	21,639,122	21,662,471
Diluted	21,952,607	21,826,307

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended March 31,
	2013			2012
	Average Balance	Interest (1)	Yield/ Cost (6)	Average Balance	Interest (1)	Yield/ Cost (6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$1,829,617	$21,050	4.67%	$1,389,924	$18,119	5.24%
Securities and certificates of deposits	252,626	1,713	2.75	323,699	2,728	3.39
Other interest-earning assets (3)	116,171	64	0.22	148,957	81	0.22

Total interest-earning assets	2,198,414	22,827	4.21	1,862,580	20,928	4.52

Noninterest-earning assets	121,645			131,498

Total assets	$2,320,059			$1,994,078

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$175,732	231	0.53	$141,680	163	0.46
Money market deposits	616,801	1,355	0.89	460,113	960	0.84
Regular and other deposits	246,854	161	0.26	218,401	209	0.38
Certificates of deposit	648,882	2,201	1.38	643,500	2,671	1.67

Total interest-bearing deposits	1,688,269	3,948	0.95	1,463,694	4,003	1.10
Borrowings	177,006	842	1.93	134,629	783	2.34

Total interest-bearing liabilities	1,865,275	4,790	1.04	1,598,323	4,786	1.20

Noninterest-bearing demand deposits	200,162			153,608
Other noninterest-bearing liabilities	18,762			16,949

Total liabilities	2,084,199			1,768,880
Total stockholders’ equity	235,860			225,198

Total liabilities and stockholders’ equity	$2,320,059			$1,994,078

Net interest-earning assets	$333,139			$264,257

Fully tax-equivalent net interest income		18,037			16,142
Less: tax-equivalent adjustments		(411)			(291)

Net interest income		$17,626			$15,851

Interest rate spread (4)			3.17%			3.32%
Net interest margin (5)			3.33%			3.49%
Average interest-earning assets to average interest-bearing liabilities		117.86%			116.53%

Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$1,888,431	$3,948	0.85%	$1,617,302	$4,003	1.00%
Total deposits and borrowings, including noninterest-bearing demand deposits	$2,065,437	$4,790	0.94%	$1,751,931	$4,786	1.10%

(1)	Total adjustments to present tax-exempt income on debt securities, equity securities and revenue bonds included in commercial real estate loans on a tax-equivalent basis.
(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Selected Financial Highlights

(Unaudited)

	At or For the Three Months Ended
	March 31,
	2013	2012

Key Performance Ratios
Return on average assets (1)	0.53%	0.43%
Return on average equity (1)	5.20	3.83
Stockholders’ equity to total assets	9.96	11.04
Interest rate spread (1) (2)	3.17	3.32
Net interest margin (1) (3)	3.33	3.49
Non-interest expense to average assets (1)	2.81	3.06
Efficiency ratio (4)	82.64	81.81

	March 31,	December 31,	March 31,
	2013	2012	2012

Asset Quality Ratios
Allowance for loan losses/total loans	1.12%	1.13%	0.99%
Allowance for loan losses/non-performing loans	45.22	51.81	29.00
Non-performing loans/total loans	2.47	2.19	3.41
Non-performing loans/total assets	1.92	1.74	2.39
Non-performing assets/total assets	2.01	1.85	2.54

Share Related
Book value per share	$10.80	$10.57	$10.14
Tangible book value per share	$10.18	$9.95	$9.52
Market value per share	$18.75	$16.78	$13.13
Shares outstanding	22,141,405	22,135,855	22,145,342

(1)	Annualized.
(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average interest-earning assets.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding gains or losses on securities.